EXHIBIT (a)(1)(xxi)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
REJECTING THE NOTICE OF WITHDRAWAL
UNDER THE OPTION EXCHANGE PROGRAM

To:	[Name of Withdrawing RF Micro Devices, Inc. Eligible Employee]
From:	Nina Saravia, Tax Manager or Brenda Hatley, Stock Option Administrator
Date:	[Date of transmission]
Re:	Rejected Notice of Withdrawal Under Option Exchange Program

Unfortunately, your Notice of Withdrawal regarding our Option Exchange Program was either inaccurate or incomplete and was not accepted. [Reasons for rejection to be described]. If you wish to withdraw your previously tendered Eligible Options and refrain from participating in the Option Exchange Program, please complete and execute the attached new Notice of Withdrawal and send it as soon as possible to the attention of Brenda Hatley by hand, interoffice mail, facsimile ((336) 931-7384) or by regular or overnight mail. If you use regular or overnight mail, send it to RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Stock Option Administrator.

RFMD must receive the Notice of Withdrawal before 12:00 Midnight Eastern Daylight Time on August 5, 2005 (unless the offer is extended by RFMD in its sole discretion). Delivery of this Notice of Withdrawal by e-mail or other electronic means is not a valid means of withdrawing your previously tendered Eligible Options and will be not be accepted. Please ensure that you receive a confirmation of receipt from us after you submit your Notice of Withdrawal.

If we do not receive an accurate and complete Notice of Withdrawal from you before the deadline for the Option Exchange Program, all Eligible Options previously tendered by you pursuant to your executed and completed Election Form will be exchanged and cancelled upon expiration of the Option Exchange Program.

If you have questions about the Offer to Exchange or the Notice of Withdrawal, or the Option Exchange Program generally, please send your question(s) to our internal e-mail address, OEC@rfmd.com, or contact us by phone at Extension 5750 ((336) 678-5750) and we will respond to your question(s).